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                                                                    EXHIBIT 99.1
DATE:    October 9, 1997

FROM:                             FOR:
Padilla Speer Beardsley Inc.      Tower Automotive, Inc.
224 Franklin Avenue West          4508 IDS Center
Minneapolis, Minnesota 55404      Minneapolis, Minnesota 55402

John Mackay (612) 871-8877        Scott Rued (612) 342-2310

FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE, INC.
COMPLETES MEXICAN PARTNERSHIP
ARRANGEMENT


    MINNEAPOLIS, October 9 - Tower Automotive, Inc. (NYSE: TWR) and Promotora de Empresas Zano, S.A. de C.V., today announced that they have completed an agreement to become partners in Metalsa, the largest vehicle frame and structures supplier in Mexico, under which Tower acquired a 40 percent interest in Metalsa. In addition, the parties have entered into a technology sharing arrangement that will enable both companies to utilize the latest available product and process technology.
    Metalsa's operations are headquartered in Monterrey, Mexico, with manufacturing facilities in Monterrey and San Luis Potosi, Mexico. Revenues for the year ended December 31, 1996 and eight months ended August 31, 1997 were $160 million and $125 million, respectively. Customers include Chrysler, General Motors, Ford, Nissan and Mercedes Benz.
    Tower Automotive, Inc., produces a broad range of stamped and welded assemblies for vehicle body structures and suspension systems for the automotive manufacturers, including Ford, Chrysler, General Motors, Honda, Toyota, Nissan, Mazda and Fiat. Products include body structural assemblies such as pillars and package trays, control arms, suspension links, engine cradles and full frame assemblies. The Company has its operating headquarters in Grand Rapids, Mich., and a corporate office in Minneapolis, Minn.